EXHIBIT 99.1

INSTRUCTIONS FOR USE OF ASAT HOLDINGS LIMITED

SUBSCRIPTION RIGHTS CERTIFICATES

The following instructions are being provided to you in connection with the rights offering by ASAT Holdings Limited, an exempted company with limited liability formed under the Companies Law of the Cayman Islands (the “Company”), to the holders of record of its ordinary shares, par value $0.01 per share, as of the close of business on [                    ], 2006, the record date. The rights offering is described in the prospectus dated [                    ], 2006, a copy of which accompanies these instructions.

In connection with the rights offering, holders of the Company’s ordinary shares on the record date are receiving subscription rights to subscribe for and purchase one unit (a “Unit”) consisting of one Series A Redeemable Convertible Preferred Share, par value $0.01 per share (“Series A Preferred Share”), of the Company and one warrant to purchase 50 ordinary shares of the Company at an exercise price of $0.01 per share (a “Warrant”). Each subscription right entitles the holder to subscribe for and purchase one Unit at a subscription price of $50.00. Holders of ordinary shares as of the record date are receiving one subscription right for every 1,850 ordinary shares they held on the record date. No fractional subscription rights will be issued. Rights may not be exercised for fractional Units.

If you held ordinary shares of the Company in the form of our American Depository Shares (“ADSs”), as each ADS represents 5 ordinary shares, you will effectively be able to purchase one Unit for every 370 ADSs that you held on the record date.

The subscription rights are evidenced by Subscription Rights Certificates. The Subscription Rights Certificates and underlying subscription rights are transferable to specified transferees. The subscription rights expire, if not exercised, at 5:00 p.m., New York, New York time, on [                    ], 2006 (the “Expiration Time”), unless the Company extends the subscription rights in its sole discretion. The Company will not be obligated to recognize the attempted exercise of subscription rights received by U.S. Bank National Association, the Subscription Agent, after the Expiration Time, regardless of when sent. The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time, followed by a press release no later than 9:00 a.m., New York, New York time, on the next business day after the previously scheduled Expiration Time.

The number of subscription rights and number of Units available pursuant to your subscription rights are printed on the face of your Subscription Rights Certificate. Should you desire to exercise any of your subscription rights, you are required to complete the appropriate portions of your Subscription Rights Certificate and return it along with the aggregate subscription price for the subscription rights being exercised to the Subscription Agent pursuant to the procedures described in the prospectus and in these instructions. While a self-addressed envelope has been provided to you, delivery is at your election and risk.

YOUR SUBSCRIPTION RIGHTS CERTIFICATES AND SUBSCRIPTION PRICE PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK, NEW YORK TIME, ON [                    ], 2006. ONCE A HOLDER OF RIGHTS HAS EXERCISED A SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE. YOU MUST HOLD AT LEAST ONE ORDINARY SHARE OF THE COMPANY ON THE CLOSING DATE OF THE RIGHTS OFFERING. IF YOU FAIL TO MEET THIS REQUIREMENT, YOUR PURCHASE OF UNITS IN THE RIGHTS OFFERING MAY BE RESCINDED.

1. Exercise of Subscription Rights

To exercise your subscription rights, you must properly complete and execute your Subscription Rights Certificate and send it to the Subscription Agent with any signatures required to be guaranteed so guaranteed, together with payment in full of the subscription price for each share of Unit, so that they are received on or prior to 5:00 p.m., New York, New York time, on [                    ], 2006.

The amounts received by the Subscription Agent in payment of the subscription price will be held in a segregated account maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of shares of Units for which you are subscribing. You may make payment by any of the following means:

•	Check or bank draft drawn upon a U.S. bank payable to U.S. Bank National Association, as Subscription Agent;

•	Postal, telegraphic or express money order payable to U.S. Bank National Association, as Subscription Agent; or

•	Wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the rights offering at U.S. Bank National Association, ABA No. 091000022, further credit to account no. 180121167365 Reference: ASAT Holdings Ltd., Attention Joyce Terry 651-495-3512. Any wire transfer should clearly indicate the identity of the stockholder paying the subscription price by the wire transfer.

Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the subscription account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five business days or more to clear. Accordingly, if you make payment pursuant to this method, you are urged to make payment sufficiently in advance of the expiration time to ensure that the payment is received and clears by the Expiration Time and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

The Subscription Rights Certificate and payment of the subscription price must be delivered to the Subscription Agent by one of the methods described below:

By Mail, Hand or Overnight Courier:

U.S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

Mail Station—EP-MN-WS2N

St. Paul, MN 55107

Attn: Joyce Terry

Telephone Number for Confirmation: (651) 495-3512

Delivery to an address other than that above does not constitute valid delivery. In addition, you may wire payment of your aggregate subscription price to the Subscription Agent using the wire instructions provided above.

Questions may be answered by, and additional copies of relevant documents may be obtained by contacting the Subscription Agent:

U.S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

Mail Station—EP-MN-WS2N

St. Paul, MN 55107

Attn: Joyce Terry

(651) 495-3512

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

Banks, brokers and other nominee holders of subscription rights who exercise subscription rights on behalf of beneficial owners of subscription rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the subscription right, as to the aggregate number of subscription rights that have been exercised and the number of Units that are being subscribed for pursuant to the subscription right, by each beneficial owner of subscription rights (including such nominee itself) on whose behalf such nominee holder is acting.

If you do not properly complete the Subscription Rights Certificate by indicating the number of Units you desire to purchase, or if you do not forward full payment of the total subscription price for the number of Units you indicate that you desire to purchase, then you will be deemed to have exercised your subscription rights with respect to the maximum number of Units that may be purchased with the aggregate subscription price payment you delivered to the Subscription Agent. If we do not apply your full subscription price payment to your purchase of Units, the excess will be returned to you by mail, without interest or deduction, as soon as practicable after the Expiration Time.

2. Execution of Subscription Rights Certificate

Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

Signature Guarantees. If you specify special payment or delivery instructions pursuant to Form 2 on the Subscription Rights Certificate, your signature must be guaranteed by a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers Corporation, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

3. Method Of Delivery To Subscription Agent

The method of delivery of Subscription Rights Certificates and payment of the subscription price to the Subscription Agent are at the election and risk of the holder of the subscription rights, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York, New York time, on [                    ], 2006. Because uncertified personal checks may take five business days or more to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

4. Certificates For Series A Preferred Shares, Warrants And Excess Payments

All deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate. As soon as practicable after the Expiration Time and the timely and valid exercise of your subscription rights, the Subscription Agent will mail certificates representing the number of shares of Series A Preferred Shares and Warrants you purchased pursuant to your subscription rights.

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